EXHIBIT 99.1

Press Release
For Immediate Release
Contact:  Bruce Walsh, Senior Vice-President and Chief Financial Officer
(401) 847-5500

Newport Bancorp, Inc. Reports Results for Third Quarter of 2009

Newport, Rhode Island, October 22, 2009. Newport Bancorp, Inc. (the “Company”) (Nasdaq: NFSB), the holding company for Newport Federal Savings Bank (the “Bank” or “NewportFed”), today announced third quarter results for 2009.   For the quarter ended September 30, 2009, the Company reported net income of $225,000, or $.06 per share (basic and diluted), compared to a net loss of $475,000, or a loss of $.12 per share (basic and diluted) for the quarter ended September 30, 2008.  For the nine months ended September 30, 2009, the Company reported net income of $309,000, or $.08 per share (basic and diluted), compared to a net loss of $239,000, or a loss of $.06 per share (basic and diluted) for the nine months ended September 30, 2008.

During the first nine months of 2009, the Company’s assets increased by $20.0 million, or 4.6%, to $452.3 million.  The asset growth was concentrated in net loans, which increased by $15.8 million, or 4.7%, cash and due from banks, which increased by $1.7 million, or 25.9%, short-term investments, which increased by $3.7 million, or 120.5%, and premises and equipment, which increased by $2.8 million, or 25.8%, offset in part by a decrease in securities, which decreased by $5.2 million.  The asset growth was funded by a $33.5 million, or 14.6%, increase in deposit balances, offset by an $11.9 million, or 8.2%, decrease in Federal Home Loan Bank borrowings.  The loan portfolio growth was primarily concentrated in commercial real estate mortgages (an increase of $11.4 million or 12.2%) and residential mortgages (an increase of $9.6 million or 4.8%), partially offset by a decrease in home equity loans and lines (a decrease of $4.4 million or 14.5%).

Deposit growth was primarily focused in NOW/Demand accounts (an increase of $13.4 million or 14.8%), time deposit accounts (an increase of $12.2 million or 16.7%) and money market accounts (an increase of $7.5 million or 19.1%).  The Bank’s rewards checking account is responsible for the majority of the increase in the NOW/Demand deposit category.

Total stockholders’ equity at September 30, 2009 was $52.6 million compared to $54.3 million at December 31, 2008.  The decrease was primarily attributable to share repurchases under the Company’s stock repurchase plan, offset by net income and stock-based compensation credits.

Net interest income increased to $3.4 million for the quarter ended September 30, 2009 from $3.0 million for the quarter ended September 30, 2008, an increase of 14.6%.  The increase in net interest income was primarily due to an increase in interest earned on loans and securities and a decrease in interest expense on deposits, partially offset by increased expense from borrowings used to fund the asset growth.  Net interest income for the nine months ended September 30, 2009 was $9.8 million, compared to $8.9 million for the nine months ended September 30, 2008, an increase of 10.5%.   The yield on interest-earning assets for the three and nine months ended September 30, 2009 was 5.53% and 5.62%, respectively, compared to 5.83% and 5.98% for the three and nine months ended September 30, 2008, respectively.

As a result of the low interest rate environment in 2009, the cost of interest-bearing liabilities decreased to 2.55% for the quarter ended September 30, 2009 from 3.13% for the quarter ended September 30, 2008.  The cost of interest-bearing liabilities decreased to 2.76% for the nine months ended September 30, 2009 from 3.23% when compared to the same period in September 2008.  The Company’s third quarter 2009 interest rate spread increased to 2.98% from 2.69% in 2008, up 29 basis points.  For the nine months ended September 30, 2009, the interest rate spread increased to 2.86% from 2.75% in 2008.

There were no non-performing assets at September 30, 2009.  The loan loss provision was $160,000 and $447,000 for the three and nine months ended September 30, 2009, respectively.   The Company’s loan loss provision in the third quarter of 2009 reflects additional general reserves provided for an increase in classified loans that, although currently performing, represent increased risk. The Bank has not originated and does not own any sub-prime residential mortgage loans.  The loan loss provision was $119,000 and $345,000 for the three and nine months ended September 30, 2008, respectively.  Management reviews the level of the allowance for loan losses on a quarterly basis and establishes the provision for loan losses based upon the volume and types of lending, delinquency levels, loss experience, the amount of impaired and classified loans, economic conditions and other factors related to the collectability of the loan portfolio.  Asset quality continues to remain strong.

Non-interest income for the three and nine months ended September 30, 2009 totaled $561,000 and $1.5 million, respectively compared to $119,000 and $1.3 million for the three and nine months ended September 30, 2008, respectively.   A $480,000 impairment charge was recorded in the first nine months of 2008 as compared to a $76,000 impairment charge recorded in the first nine months of 2009 for the Bank’s holding in the AMF Ultra Short Mortgage Fund, resulting in higher non-interest income in the first nine months of 2009 when compared to the same period in 2008.   The AMF Ultra Short Mortgage Fund has invested in US Government/Agency securities and private label mortgage backed securities. Although management believes it is possible that all principal and interest payments will be received, general market concerns over these and similar types of securities has caused the fair value to decline severely enough to warrant an OTTI (other-than-temporary impairment) charge in prior periods.  Given the significant uncertainty and illiquidity in the markets for such securities, the Bank cannot be certain that future impairment charges will not be required against this investment, which had a remaining book value of $1.7 million at September 30, 2009 (net of impairment charges). There was no impairment charge recorded in the third quarter of 2009 for the Bank’s holding in the AMF Ultra Short Mortgage Fund.

Total non-interest expenses increased to $3.5 million for the quarter ended September 30, 2009 from $3.4 million for the quarter ended September 30, 2008, an increase of 2.3%.  For the nine months ended September 30, 2009, non-interest expenses totaled $10.4 million, an increase of 6.8%, compared to the nine months ended September 30, 2008.  The higher non-interest expense between the nine month periods is attributable to an increase in occupancy and equipment expense, data processing fees, professional fees and other general and administrative costs, offset by a decrease in salaries and employee benefits and marketing expense.  The increase in occupancy and equipment expense and data processing fees is due to the overall increase in operating costs associated with the opening of two new branch locations during the first nine months of 2009.  The increase in other general and administrative expense is due to the Company’s increased premium costs for FDIC deposit insurance, coupled with the $205,000 FDIC special assessment charge in the second quarter of 2009.  The decrease in salaries and benefits is primarily due to the reduction in the stock-based compensation expense associated with option grants and restricted stock awards, offset slightly by an increase in pension expense.  The accelerated method of expense recognition was adopted at the inception of the equity incentive plan on October 1, 2007, resulting in a higher stock-based compensation expense in the first nine months of 2008 when compared to the same period of 2009.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios.  Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

CONSOLIDATED BALANCE SHEETS

ASSETS

	September 30, 2009	December 31, 2008
	(Unaudited) (Dollars in thousands, except per share data)
Cash and due from banks	$8,347	$6,628
Short-term investments	6,696	3,037
Cash and cash equivalents	15,043	9,665

Securities available for sale, at fair value	6,256	6,390
Securities held to maturity, at amortized cost	47,063	52,162
Federal Home Loan Bank stock, at cost	5,730	5,556
Loans	352,124	335,953
Allowance for loan losses	(3,322)	(2,924)
Loans, net	348,802	333,029
Premises and equipment	13,483	10,722
Accrued interest receivable	1,498	1,429
Net deferred tax asset	2,727	2,342
Bank-owned life insurance	10,221	9,918
Other assets	1,513	1,122
Total assets	$452,336	$432,335

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$262,589	$229,123
Short-term borrowings	-	4,000
Long-term borrowings	133,579	141,438
Accrued expenses and other liabilities	3,559	3,461
Total liabilities	399,727	378,022

Preferred stock, $.01 par value; 1,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value; 19,000,000 shares authorized; 4,878,349 shares issued	49	49
Additional paid-in capital	50,877	50,438
Retained earnings	16,633	16,324
Unearned compensation (448,807 and 468,320 shares at
September 30, 2009 and December 31, 2008, respectively)	(3,628)	(4,294)
Treasury stock, at cost (935,805 and 655,935 shares at
September 30, 2009 and December 31, 2008, respectively)	(11,201)	(7,943)
Accumulated other comprehensive loss	(121)	(261)
Total stockholders’ equity	52,609	54,313
Total liabilities and stockholders’ equity	$452,336	$432,335

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(Unaudited) (Dollars in thousands, except per share data)

Interest and dividend income:
Loans	$5,084	$4,831	$15,217	$14,310
Securities	649	482	2,064	1,457
Federal Home Loan Bank stock	-	37	-	142
Other interest-earning assets	3	24	9	88
Total interest and dividend income	5,736	5,374	17,290	15,997

Interest expense:
Interest on deposits	1,057	1,226	3,469	3,591
Interest on short-term borrowings	-	4	8	32
Interest on long-term borrowings	1,265	1,165	3,964	3,459
Total interest expense	2,322	2,395	7,441	7,082

Net interest income	3,414	2,979	9,849	8,915
Provision for loan losses	160	119	447	345

Net interest income, after provision for loan losses	3,254	2,860	9,402	8,570

Non-interest income:
Customer service fees	437	473	1,261	1,376
Gain on sale of available for sale securities	10	-	10	-
Impairment loss on available for sale securities	-	(480)	(76)	(480)
Bank-owned life insurance	100	101	302	303
Miscellaneous	14	25	44	75
Total non-interest income	561	119	1,541	1,274

Non-interest expenses:
Salaries and employee benefits	2,017	1,979	5,835	5,954
Occupancy and equipment, net	457	349	1,321	1,007
Data processing	342	292	1,034	809
Professional fees	163	120	418	390
Marketing	183	396	721	948
Other general and administrative	311	260	1,088	643
Total non-interest expenses	3,473	3,396	10,417	9,751

Income (loss) before income taxes	342	(417)	526	93

Provision for income taxes	117	58	217	332

Net income (loss)	$225	$(475)	$309	$(239)

Weighted-average shares outstanding:
Basic	3,656,271		4,071,727	3,722,005		4,181,159
Diluted	3,656,271		4,071,727	3,722,005		4,181,159

Earnings (loss) per share:
Basic	$0.06	$	( .12)	$0.08	$	( .06)
Diluted	$0.06	$	( .12)	$0.08	$	( .06)